UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

GAIN Capital Holdings, Inc.

(Name Of Subject Company (Issuer) And Filing Person (Offeror))

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

36268W100

(CUSIP Number of Common Stock)

Glenn H. Stevens
President and Chief Executive Officer
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, NJ 07921
Telephone: (908) 731-0700

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:

Leonard Kreynin
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount Of Filing Fee**
$50,000,000	$6,060.00
*	The transaction value is estimated only for purposes of calculating the filing fee. This amount is based on the offer to purchase up to $50 million in value of shares of the common stock, par value $0.00001 per share.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $121.20 per million dollars of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$6,060.00	Filing Party:	GAIN Capital Holdings, Inc.
Form or Registration No.:	Schedule TO	Date Filed:	October 9, 2018

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

SCHEDULE TO

This Amendment (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO (together with any subsequent amendments and supplements thereto, the “Schedule TO”), filed with the Securities and Exchange Commission by GAIN Capital Holdings, Inc., a Delaware corporation (“GAIN” or the “Company”) on October 9, 2018. The Schedule TO relates to the offer by GAIN to purchase up to $50 million in value of shares of its common stock, $0.00001 par value per share (the “Shares”), at a price not greater than $7.94 nor less than $7.24 per Share, to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in the Offer to Purchase dated October 9, 2018 (the “Offer to Purchase”) and in the related Letter of Transmittal.

Except as otherwise set forth in this Amendment, the information set forth in the Schedule TO remains unchanged and is incorporated herein by reference to the extent relevant to the items in this Amendment. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule TO.

ITEM 11. ADDITIONAL INFORMATION

Item 11 is hereby amended and supplemented as follows:

“On November 7, 2018, GAIN issued a press release announcing the preliminary results of the Offer, which expired at 5:00 P.M., New York City time, on November 6, 2018. A copy of such press release is filed as Exhibit (a)(5)(ii) to this Schedule TO and is incorporated herein by reference.”

ITEM 12. EXHIBITS

Exhibit No.	Description
(a)(1)(i)	Offer to Purchase dated October 9, 2018.
(a)(1)(ii)	Letter of Transmittal.
(a)(1)(iii)	Notice of Guaranteed Delivery.
(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Press Release, dated October 9, 2018.
(a)(5)(ii)	Press Release, dated November 7, 2018.
(b)	Not applicable.
(d)(1)*	Investor Rights Agreement, dated January 11, 2008, by and among the Company, the Investors and the Founding Stockholders, as defined therein (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(2)*	Rights Agreement, dated as of April 9, 2013, between GAIN Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 10, 2013, No. 001-35008).
(d)(3)*	Amendment to Investor Rights Agreement, dated as of November 18, 2013, by and among the Company, the Investors named therein and the Founding Stockholder, as defined therein (incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on March 17, 2014, No. 001-35008).
(d)(4)*	Indenture, dated as of November 27, 2013, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on November 27, 2013, No. 001-35008).
(d)(5)*	Indenture, dated as of April 1, 2015, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-3, as amended, No. 333-208175).
(d)(6)*	Indenture, dated as of August 22, 2017, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on August 23, 2017, No. 001-35008).

Exhibit No.	Description
(d)(7)*	Form of 5.00% Convertible Senior Notes due 2022 (included in Exhibit (d)(6)).
(d)(8)*	2015 Omnibus Incentive Compensation Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 15, 2015, No. 001-35008).
(d)(9)*	2010 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(10)*	2011 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(11)*	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(12)*	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(13)*	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(14)*	Form of Restricted Stock Unit Agreement (Time Vesting) (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(15)*	Form of Restricted Stock Unit Agreement (Performance Vesting) (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(16)*	Form of Indemnification Agreement with the Company’s Non-Employee Directors (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(17)*	Amended and Restated 2006 Equity Compensation Plan, effective December 31, 2006 (incorporated by reference to Exhibit 10.60 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(18)*	Amendment No. 2007-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.61 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(19)*	Amendment No. 2008-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.62 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(20)*	Amendment No. 2010-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.63 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(21)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Glenn Stevens (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(22)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Samantha Roady (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(23)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Diego Rotsztain (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(24)*	Service Agreement, dated as of March 9, 2011, by and between City Index Limited and Nigel Rose (incorporated by reference to Exhibit 10.31 of the Registrant's Annual Report on Form 1-K for the year ended December 31, 2015, filed on March 17, 2016, No. 001-35008).
(d)(25)*	Stockholders’ Agreement, dated as of April 24, 2013, by and among GAIN Capital Holdings, Inc. and Gary J. Tilkin (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013, No. 001-35008).
(d)(26)*	Amended and Restated Stockholders’ Agreement, dated as of September 24, 2013, by and between GAIN Capital Holdings, Inc. and Gary J. Tilkin (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q for the quarter ended September 30, 2013, filed on November 12, 2013, No. 001- 35008).
(d)(27)*	Stockholders' Agreement, effective as of October 31, 2014, among GAIN Capital Holdings, Inc., City Index Group Limited and the other parties identified as "Stockholders" therein (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008).

Exhibit No.	Description
(d)(28)*	Form of Registration Rights Agreement among GAIN Capital Holdings, Inc., City Index Group Limited, INCAP Gaming B.V. and the other parties identified as "Investors" therein (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008).
(d)(29)*	Executive Employment Agreement, dated November 7, 2017, by and between GAIN Capital UK Ltd. and Alastair Hine.
(g)	Not applicable.
(h)	Not applicable.

*	Previously filed.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

GAIN CAPITAL HOLDINGS, INC.

Dated: November 7, 2018	By:	/s/ Diego Rotsztain
	Name:	Diego Rotsztain
	Title:	EVP and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(i)	Offer to Purchase dated October 9, 2018.
(a)(1)(ii)	Letter of Transmittal.
(a)(1)(iii)	Notice of Guaranteed Delivery.
(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Press Release, dated October 9, 2018.
(a)(5)(ii)	Press Release, dated November 7, 2018.
(b)	Not applicable.
(d)(1)*	Investor Rights Agreement, dated January 11, 2008, by and among the Company, the Investors and the Founding Stockholders, as defined therein (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(2)*

Rights Agreement, dated as of April 9, 2013, between GAIN Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 10, 2013, No. 001-35008).

(d)(3)*	Amendment to Investor Rights Agreement, dated as of November 18, 2013, by and among the Company, the Investors named therein and the Founding Stockholder, as defined therein (incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on March 17, 2014, No. 001-35008).
(d)(4)*	Indenture, dated as of November 27, 2013, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on November 27, 2013, No. 001-35008).
(d)(5)*	Indenture, dated as of April 1, 2015, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-3, as amended, No. 333-208175).
(d)(6)*	Indenture, dated as of August 22, 2017, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon (incorporated by reference to exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on August 23, 2017, No. 001-35008).
(d)(7)*	Form of 5.00% Convertible Senior Notes due 2022 (included in Exhibit (d)(6)).
(d)(8)*	2015 Omnibus Incentive Compensation Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 15, 2015, No. 001-35008).
(d)(9)*	2010 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(10)*	2011 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(11)*	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(12)*	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(13)*	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).

Exhibit No.	Description
(d)(14)*	Form of Restricted Stock Unit Agreement (Time Vesting) (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(15)*	Form of Restricted Stock Unit Agreement (Performance Vesting) (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(16)*	Form of Indemnification Agreement with the Company’s Non-Employee Directors (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(17)*	Amended and Restated 2006 Equity Compensation Plan, effective December 31, 2006 (incorporated by reference to Exhibit 10.60 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(18)*	Amendment No. 2007-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.61 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(19)*	Amendment No. 2008-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.62 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(20)*	Amendment No. 2010-1 to the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 10.63 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).
(d)(21)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Glenn Stevens (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(22)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Samantha Roady (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(23)*	Executive Employment Agreement, dated May 5, 2015, by and between GAIN Capital Holdings, Inc. and Diego Rotsztain (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, No. 001-35008).
(d)(24)*	Service Agreement, dated as of March 9, 2011, by and between City Index Limited and Nigel Rose (incorporated by reference to Exhibit 10.31 of the Registrant's Annual Report on Form 1-K for the year ended December 31, 2015, filed on March 17, 2016, No. 001-35008).
(d)(25)*	Stockholders’ Agreement, dated as of April 24, 2013, by and among GAIN Capital Holdings, Inc. and Gary J. Tilkin (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013, No. 001-35008).
(d)(26)*	Amended and Restated Stockholders’ Agreement, dated as of September 24, 2013, by and between GAIN Capital Holdings, Inc. and Gary J. Tilkin (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q for the quarter ended September 30, 2013, filed on November 12, 2013, No. 001- 35008).
(d)(27)*	Stockholders' Agreement, effective as of October 31, 2014, among GAIN Capital Holdings, Inc., City Index Group Limited and the other parties identified as "Stockholders" therein (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008).
(d)(28)*	Form of Registration Rights Agreement among GAIN Capital Holdings, Inc., City Index Group Limited, INCAP Gaming B.V. and the other parties identified as "Investors" therein (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008).
(d)(29)*	Executive Employment Agreement, dated November 7, 2017, by and between GAIN Capital UK Ltd. and Alastair Hine.
(g)	Not applicable.
(h)	Not applicable.
*	Previously filed.